EXHIBIT (d)(1)



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                                TENDER AGREEMENT

                                     between

                           AMAZING SAVINGS HOLDING LLC

                                       and

                              ODD JOB STORES, INC.


                            Dated as of June 3, 2003

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                                TABLE OF CONTENTS

                                                                                                                        PAGE
ARTICLE I -               THE OFFER.......................................................................................3

           1.1       The Offer............................................................................................3

           1.2       Company Actions......................................................................................5

           1.3       Purchase Limit.......................................................................................6

           1.4       Information Statement................................................................................7

           1.5       Offer Documents; Schedule 14D-9; Information Statement...............................................7

           1.6       Stock Options........................................................................................7

           1.7       Directors ...........................................................................................7

ARTICLE II -              REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................8

           2.1       Organization.........................................................................................8

           2.2       Capitalization.......................................................................................9

           2.3       Authority...........................................................................................10

           2.4       Consents and Approvals; No Violations...............................................................11

           2.5       SEC Documents; Undisclosed Liabilities..............................................................11

           2.6       Absence of Certain Changes or Events................................................................13

           2.7       Legal Proceedings...................................................................................14

           2.8       Compliance With Applicable Law; Permits.............................................................14

           2.9       Schedule 14D-9; Offer Documents; Form 041; and Information Statement................................14

           2.10      Contracts...........................................................................................15

           2.11      Tax Matters.........................................................................................16

           2.12      Employee Benefits and Labor Matters.................................................................18

           2.13      Environmental and Health and Safety Matters.........................................................21

           2.14      Properties; Real Estate; Intellectual Property......................................................22

           2.15      Opinion of Financial Advisor........................................................................26

           2.16      Finders or Brokers..................................................................................26

ARTICLE III -             REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................26

           3.1       Organization........................................................................................26


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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                      PAGE

           3.2       Authority...........................................................................................26

           3.3       Consents and Approvals; No Violations...............................................................26

           3.4       Offer Documents; Schedule 14D-9; Form 041; Information Statement....................................27

           3.5       Financing...........................................................................................27

           3.6       Finders or Brokers..................................................................................27

           3.7       Corporate Operations................................................................................27

           3.8       Financials..........................................................................................28

ARTICLE IV -              ADDITIONAL COVENANTS AND AGREEMENTS............................................................28

           4.1       Conduct of Business.................................................................................28

           4.2       No Solicitation by the Company......................................................................32

           4.3       Reasonable Best Efforts.............................................................................35

           4.4       Public Announcements................................................................................35

           4.5       Access; Confidentiality.............................................................................36

           4.6       Notification of Certain Matters.....................................................................36

           4.7       Director and Officer Indemnification and Insurance..................................................37

           4.8       Consents, Missing Documents, Disputes and Estoppels.................................................38

           4.9       Approval by Independent Directors...................................................................38

           4.10      Non-Distribution of Assets..........................................................................39

           4.11      Certification.......................................................................................39

ARTICLE V -               TERMINATION....................................................................................39

           5.1       Termination.........................................................................................39

           5.2       Effect of Termination...............................................................................40

           5.3       Expenses; Termination Fee...........................................................................41

ARTICLE VI -              MISCELLANEOUS..................................................................................42

           6.1       No Survival of Representations and Warranties; etc..................................................42

           6.2       Amendment or Supplement.............................................................................42

           6.3       Extension of Time, Waiver, Etc......................................................................42

           6.4       Assignment; Binding Effect..........................................................................43

           6.5       Counterparts; Effectiveness.........................................................................43


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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                      PAGE

           6.6       Entire Agreement; No Third-Party Beneficiaries......................................................43

           6.7       Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial......................................43

           6.8       Notices.............................................................................................44

           6.9       Severability........................................................................................45

           6.10      Headings............................................................................................45

           6.11      Definitions; Construction...........................................................................45


ANNEX A    Conditions to the Offer

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           AGREEMENT, dated as of June 3, 2003 (this "Agreement"), between
Amazing Savings Holding LLC, a Delaware limited liability company ("Purchaser"), and Odd Job Stores, Inc., an Ohio corporation (the "Company"). Certain terms used in this Agreement are defined in Section 6.11.

                                    RECITALS:

           WHEREAS, Purchaser wishes to acquire not less than 66 2/3% nor more than 96% of the outstanding shares of common stock, without par value, of the Company ("Company Common Stock") at a purchase price of $3.00 per share, and the Company has determined that such acquisition is in the best interests of its shareholders, in each case on the terms and subject to the conditions provided for in this Agreement;

           WHEREAS, it is contemplated that such acquisition be accomplished by a wholly-owned subsidiary of Purchaser commencing a tender offer to purchase outstanding shares of Company Common Stock (each, a "Share" and, collectively, the "Shares") for $3.00 per Share (such amount, subject to decrease as provided in Section 1.1 hereof, or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to any required withholding of Taxes (as hereinafter defined), net to the seller in cash, on the terms and subject to the conditions provided for in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the "Offer");

           WHEREAS, the parties agree, at the option of Purchaser, that the Offer Price may be reduced to $2.90 per Share if the Purchase Date has not occurred within 25 business days after the commencement of the Offer; and

           WHEREAS, the Voting Members of Purchaser and the Board of Directors of the Company have each approved this Agreement and the Offer;

           WHEREAS, shareholders of the Company owning at least 66 2/3% of the Shares outstanding have executed a written consent (the "Shareholder Consent") that would amend the Company's Amended and Restated Code of Regulations to render inapplicable Section 1701.831 of the Ohio Revised Code to the Company (the "Opt Out").

           WHEREAS, it is a condition to the Offer that the Opt Out becomes effective;

           WHEREAS, the Opt Out shall become effective 20 calendar days after the Company has sent to its shareholders an information statement on Schedule 14C relating thereto;

           WHEREAS, Purchaser has required, as a condition to its willingness to enter into this Agreement, that ZS Mazel Inc., ZS Mazel L.P., ZS Mazel II, L.P. (collectively, "ZS") and Mazel/D&K, Inc. (the "Principal Shareholders") enter


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into the Principal Shareholders' Agreement, dated as of the date hereof (the
"Principal Shareholders' Agreement"), pursuant to which, among other things, the Principal Shareholders have agreed to, subject to the provisions of the Principal Shareholders' Agreement, (i) tender all Shares they beneficially own into the Offer and (ii) if the Tender Offer is not completed under certain circumstances, pay to Purchaser a portion of any proceeds received by the Principal Shareholders from sales of their Shares in excess of the Offer Price during a specified period of time; and

           WHEREAS, in order to induce Purchaser to enter into this Agreement, the Board of Directors of the Company has approved the execution and delivery of the Principal Shareholders' Agreement by the Principal Shareholders.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                             ARTICLE I - THE OFFER

           1.1 The Offer.

           (a) Provided that none of the events or circumstances set forth in paragraphs (a) through (h) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Purchaser), Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) the Offer to purchase not less than 66 2/3% of the Shares then outstanding (the "Minimum Condition") nor more than 96% of the Shares then outstanding (the "Maximum Amount") at the Offer Price as promptly as reasonably practicable after the date hereof, but in any event on or before June 10, 2003. Notwithstanding the foregoing, the parties agree that (i) if the Purchase Date has not occurred on or before the 25th business day after the date of commencement of the Offer for any reason other than as a result of Purchaser's intentional delay or failure to use commercially reasonable efforts to take those actions within its control to cause the Purchase Date to occur on or before the 25th business day after the commencement of the Offer (which shall not include any obligation to waive any condition to the Offer), the Offer Price may, at the option of Purchaser, without any further action by or notice to the Company, be reduced from $3.00 per Share to $2.90 per Share, and (ii) the Purchaser may, in its sole discretion (but subject to applicable Law), reduce the Minimum Condition at any time prior to the Purchase Date from 66-2/3% to a majority of the Shares then outstanding (and, upon any such reduction, the term "Minimum Condition" shall mean the reduced amount).

           (b) The obligation of Purchaser to accept for payment and pay for all Shares tendered pursuant to the Offer shall be subject only to (i) the satisfaction of the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares, if any, then owned by Purchaser or any of its subsidiaries, represents more than the Minimum


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Condition, (ii) the non-existence (or waiver by Purchaser) of the conditions set forth in paragraphs (a) through (h) of Annex A hereto and (iii) the right of Purchaser not to purchase more than the Maximum Amount. Purchaser expressly reserves the right to waive any of such conditions, to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer except as set forth in Section 1.1(a), changes the form of consideration to be paid in the Offer, changes the Maximum Amount to be purchased in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition, modifies or amends any of the conditions set forth in Annex A hereto or makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided in Section 1.1(c), extends the expiration date of the Offer.

           (c) Purchaser may (i) extend the Offer beyond the initial scheduled expiration date, which shall be 8:00 A.M. on the 21st business day following the date of commencement of the Offer, or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment and to pay for Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties' respective rights to terminate this Agreement pursuant to Section 5.1; provided, however, that Purchaser shall not be required to extend the Offer beyond the initial expiration date unless, as of the initial expiration date, all conditions other than the non-existence of the Opt Out Condition (as defined in paragraph (f) of Annex A hereto) and the non-existence of the Board Representation Condition (as defined in paragraph (g) of the Annex A hereto) shall have been satisfied and the Company is in compliance with
Section 1.4 hereof), in which case Purchaser shall be required to extend the Offer, in a minimum of five calendar day increments, until the Walk-Away Date and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer but not after the Walk-Away Date. Any extension of the Offer pursuant to clause (i) of the preceding sentence of this
Section 1.1 (other than pursuant to the proviso of such clause, which shall be governed by such proviso) shall not exceed the lesser of five business days (or such longer period as the Company and Purchaser may agree in writing in any particular instance) or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. Subject to the terms of the Offer and this Agreement, the satisfaction of the Minimum Condition and the non-existence or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable Law. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered to Purchaser pursuant to the Offer.


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           (d) As promptly as practicable on the date of commencement of the
Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the "Offer Documents"). The Company shall promptly provide Purchaser with all information concerning the Company that is required to be included in the Offer Documents. Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws. Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Purchaser shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. In addition, Purchaser agrees to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral.

           1.2 Company Actions.

           (a) The Company hereby represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and the Transactions, including the Offer (such approval having been made in accordance with Chapter 1701 of the Ohio Revised Code (the "OGCL"), as well as an approval of the Principal Shareholders' Agreement and the purchase of the Shares by Purchaser for purposes of Chapter 1704 of the OGCL ("Chapter 1704")), and (ii) resolved to recommend that shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the immediately preceding sentence. The recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a) may not be withdrawn or modified in a manner adverse to Purchaser, except in accordance with Section 4.2. The Company hereby further represents and warrants that (A) the Board of Directors of the Company has received the opinion of Morgan Joseph & Co., Inc. ("Morgan Joseph"), dated May 27, 2003, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company's shareholders in the Offer is fair to such holders from a financial point of view (the "Fairness Opinion") and (B) the Company has been authorized by Morgan Joseph to permit the inclusion of the Fairness Opinion


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and/or references thereto in the Offer Documents, the Schedule 14D-9 and the
Information Statement, subject to prior review and consent by Morgan Joseph (such consent not be unreasonably withheld or delayed).

           (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation of the Board of Directors of the Company referred to in Section 1.2(a). The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities Laws. The Company, on the one hand, and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, the Company agrees to provide Purchaser and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9, promptly after the receipt of such comments, to consult with Purchaser and its counsel prior to responding to any such comments and to provide Purchaser with copies of all such responses, whether written or oral.

           (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Purchaser or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and, if this Agreement is terminated in accordance with Section 5.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in its possession or in the possession of its agents or representatives.

           1.3 Purchase Limit. In the event that holders of Shares tender more than the Maximum Amount, Purchaser shall be obligated to accept for payment and pay for only the number of Shares tendered by any given holder of Shares equal to the product of (a) the total number of Shares tendered by such holder multiplied by (b) the Proration Ratio. The "Proration Ratio" shall be calculated


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by dividing (x) the Maximum Amount by (y) the total number of Shares validly tendered and not properly withdrawn by all holders of Shares adjusted to avoid purchases of fractional Shares.

           1.4 Information Statement.

           As promptly as practicable after the date hereof, the Company, acting through its Board of Directors, shall, in accordance with applicable Law and the Charter Documents, in consultation with Purchaser, prepare and file with the SEC a preliminary information statement relating to the Opt Out and obtain and furnish the information required by the SEC to be included therein and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary information statement and cause a definitive information statement (together with all amendments, supplements and exhibits thereto, the "Information Statement") to be mailed to the Company's shareholders at the earliest practicable date; provided that no amendments or supplements to the Information Statement shall be made by the Company without consultation with Purchaser. Purchaser shall promptly provide the Company with such information with respect to Purchaser and its affiliates as shall be required to be included in the Information Statement.

           1.5 Offer Documents; Schedule 14D-9; Information Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 and/or the Information Statement, such party shall promptly inform the other party thereof and each of the parties shall cooperate in the preparation, filing with the SEC and, as and to the extent required by applicable federal securities laws, dissemination to the Company's shareholders of such amendment or supplement.

           1.6 Stock Options. On the Purchase Date, the Company will take all actions necessary to ensure that, as of the Purchase Date, each outstanding Option, vested or unvested, exercisable or non-exercisable, shall be extinguished and converted into a cash amount equal to the product of (x) the excess, if any, of the Offer Price minus the exercise price of each such Option multiplied by (y) the aggregate number of shares of the Company Common Stock issuable upon the exercise in full of such Option at the Purchase Date.

           1.7 Directors

           (a) The Company shall request that all directors of the Company immediately prior to the Purchase Date (all "Current Directors") resign on the Purchase Date after electing successors designated by Purchaser; provided, however, that, if the successors designated by Purchaser include less than two persons who are not officers, employees or affiliates of the Company, Purchaser or their respective executive officers or principal shareholders or of any of their respective subsidiaries ("Independent Directors"), the Company shall request that one or two (as applicable) Current Directors remain on the Company's Board of Directors until such time as the Company's Board of Directors


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contains at least two Independent Directors who are not Current Directors;
provided, however, that the failure of any Current Director to remain on the Company's Board of Directors shall not constitute a default of this section.

           (b) From and after the Purchase Date until the first anniversary of the Purchase Date, Purchaser shall use its reasonable best efforts to ensure that at least two of the members of the Board of Directors of the Company are Independent Directors and, from the first anniversary of the Purchase Date until the third anniversary thereof, Purchaser should use its reasonable best efforts to ensure that at least one member of the Board of Directors of the Company is an Independent Director.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Purchaser as follows:

           2.1 Organization.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           (b) Set forth in Section 2.1(b) of the disclosure schedule of the Company delivered to Purchaser concurrently herewith (the "Company Disclosure Schedule") is a list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary. Except for the subsidiaries of the Company, the Company does not own any capital stock or ownership interests, directly or indirectly, in any other entities. Each of the Company's subsidiaries is a corporation or entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company's subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           (c) The Company has heretofore made available to Purchaser a complete and correct copy of its articles of incorporation and code of regulations as amended to date (the "Company Charter Documents") and complete and correct


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copies of the certificates of incorporation and by-laws (or equivalent organizational documents) of each of its subsidiaries as amended to date (the "Subsidiary Documents"). All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents or the Subsidiary Documents.

           2.2 Capitalization.

           (a) The authorized capital stock of the Company consists of 14,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value (the "Company Preferred Stock"). At the close of business on April 30, 2003, there were 9,060,695 Shares issued and outstanding and no shares of Company Preferred Stock issued and outstanding. On the date hereof, there were 931,800 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options (the "Options") pursuant to the Stock Plan. All Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since March 31, 2003, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of the outstanding Options referred to above in this Section 2.2(a). Except (A) as set forth above or (B) as otherwise expressly permitted by Section 4.1, as of the date of this Agreement there are not, and as of the Purchase Date there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock, other than the Options referred to above in this Section 2.2(a). Section 2.2(a) of the Company Disclosure Schedule sets forth the name of the holder of, the number of shares underlying, the grant and expiration date and exercise price of, each Option as of the date hereof.

           (b) (i) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, voting securities and equity interests of each of its subsidiaries, free and clear of any liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" Laws of the various States of the United States) ("Liens"), and all of such shares, securities and interests are duly authorized and validly issued and are fully paid and nonassessable, and (ii) none of the Company or any of its subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any


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shares of capital stock, voting securities or equity interests of any subsidiary of the Company.

           (c) Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its subsidiaries.

           2.3 Authority.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the effectiveness of the Opt Out as a result of the actions contemplated by Section 1.4 to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors and, except for the effectiveness of the Opt Out as a result of the actions contemplated by Section 1.4, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           (b) The Company's Board of Directors, at a meeting duly called and held, has duly adopted resolutions (i) approving this Agreement and the Transactions, including the Offer and the Principal Shareholders' Agreement (such approval having been made in accordance with the OGCL, as well as an approval for purposes of Chapter 1704), and (ii) resolving to recommend that shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto. The Company has taken all actions such that no restrictive provision of Chapter 1704 is, or at the expiration of the Offer or at the Purchase Date will be, applicable to Purchaser or the Transactions (including the Offer).

           (c) The Shareholder Consent (i) has been duly executed and delivered by the holders of at least two-thirds of the outstanding shares, (ii) subject to the effectiveness of the Opt Out as the result of the actions contemplated by
Section 1.4, is in full force and effect and (iii) is irrevocable and not subject to revocation, modification, withdrawal or amendment by any of the holders who have executed and delivered the same. No vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries is necessary to adopt this Agreement and approve the Transactions.

           2.4 Consents and Approvals; No Violations.

           (a) Except for the filing with the SEC of the Schedule 14D-9, the filing with the Ohio Division of Securities ("ODS") of a Form 041("Form 041") and the Information Statement relating to the Opt Out, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of The Nasdaq Stock Market, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Company of the Transactions other than consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

           (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4(a) (and the effectiveness of the Opt Out as a result of the actions contemplated by Section 1.4) are obtained and the filings referred to in Section 2.4(a) are made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Permit, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

           2.5 SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all required reports, schedules, forms and registration, proxy and other statements with the SEC since January 1, 2000 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). None of the Company's subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments none of which has been or will be, individually or in the aggregate, material).

           (b) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

           (c) Except as set forth in the SEC Documents filed prior to the date hereof or in Section 2.5(c) of the Company Disclosure Schedule, or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the filing of the Company's proxy statement dated July 22, 2002, no event has occurred that would be required to be reported as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

           (d) Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of December 31, 2002 (the "Balance Sheet Date") (including the notes thereto) included in the Company's Report on Form 10-K for the period then ended, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) incurred after the Balance Sheet Date in connection with negotiating this Agreement and the Transactions and a reasonable estimate of which is set forth in Section 2.5(d) of the Company Disclosure Schedule, and
(iv) incurred after the Balance Sheet Date not in the ordinary course that are in the aggregate, immaterial in amount.

           2.6 Absence of Certain Changes or Events. Except (i) as disclosed in the SEC Documents filed and publicly available not later than two days prior to the date hereof (the "Filed SEC Documents"), (ii) as set forth in Section 2.6 of the Company Disclosure Schedule, or (iii) for the Transactions, since the Balance Sheet Date, the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and there has not occurred any: (a) event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) sale or other disposition of or pledge or other encumbrance upon a material amount of property or other assets or any Real Property Lease as defined in Section 2.14 herein of the Company or any of its subsidiaries, except sales of inventory in the ordinary course of business consistent with past practice, (c) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of the Company or any of its subsidiaries (other than dividends by a direct or indirect wholly owned subsidiary of the Company to its parent), or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any capital stock of the Company, (d) split, combination or reclassification of any capital stock of the Company, (e) change in financial or tax accounting methods, principles or practices by the Company or its subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (f) material Tax election inconsistent with past practices or the settlement or compromise of any material Tax liability, (g) damage, destruction or loss of any material asset of the Company or any of its subsidiaries which materially affects the use or value thereof or a material part of any improvement Leased by the Company or any of its subsidiaries pursuant to the Real Property Lease and which damage, destruction or loss is not covered by insurance, subject to reasonable deductible limits (it being agreed that the existence, level and coverage of insurance, if any, shall be taken into account but shall not be determinative for purposes of determining whether any damage, destruction or loss is material or would result in a Company Material Adverse Effect), (h) grant by the Company or any of its subsidiaries to any officer of any increase in compensation, except as was required under any employment agreements set forth on Section 2.6(h) of the Company Disclosure Schedule, copies of which have been made available to Purchaser, or any granting by the Company or any of its subsidiaries to any employee of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (i) grant by the Company or any of its subsidiaries to any officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as was required under any employment, severance or termination agreements set forth on Section 2.6(i) of the Company Disclosure Schedule, copies of which have been made available to Purchaser, or any grant by the Company or any of its subsidiaries to any employee other than an officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except in the ordinary course of business consistent with past practice, (j) entry by the Company or any of its subsidiaries into any (or amendment of any existing) employment, severance or termination agreement with any officer, (k) establishment, adoption, amendment or modification of, or increase of benefits under, any plan that would constitute a Company Plan (as hereinafter defined) or
(l) acceleration of vesting of any Option, except acceleration previously provided for in the Stock Plan.

           2.7 Legal Proceedings. Except as set forth on Section 2.7 of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of the Company, threatened to be imposed) upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries by any Governmental Entity, that (a) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) challenges any of the Transactions, provided that the representation in clause (b) is made only as of the date hereof.

           2.8 Compliance With Applicable Law; Permits. The Company and its subsidiaries are (and since January 1, 2003 have been) in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Entities (collectively, "Laws") applicable to the Company or any of its subsidiaries, any of their properties or other assets or any of their businesses or operations, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are (and since January 1, 2003 have been) in compliance with the terms of all Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           2.9 Schedule 14D-9; Offer Documents; Form 041; and Information Statement. Subject to the accuracy of the representations and warranties of Purchaser set forth in Section 3.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company for inclusion in the Offer Documents or the Form 041 will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to shareholders of the Company or at the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will not, on the date the Information Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading in any material respect. The Information Statement and the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Purchaser for inclusion in any of the foregoing documents.

           2.10 Contracts.

           (a) Set forth in Section 2.10(a) of the Company Disclosure Schedule is a list of each (i) contract or agreement that would be required to be filed as an exhibit to any Securities Act registration statement or Exchange Act report if such registration statement or report was filed by the Company with the SEC on the date hereof, (ii) contract or agreement that purports to limit, curtail or restrict the ability of the Company or any of its affiliates to compete in any geographic area or line of business, (iii) partnership or joint venture agreement, (iv) contract or agreement for the acquisition, sale or lease of material properties or assets other than inventory (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2002, (v) agreement with any Governmental Entity, (vi) loan or credit agreement, mortgage, indenture, note or other agreement or instrument evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any agreement or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its subsidiaries, (vii) voting agreement or registration rights agreement, (viii) executory supply contract or other executory agreement of the Company or any subsidiary of the Company (including for the purchase of inventory) that involves consideration in excess of $100,000 and which contract or agreement is not terminable by the Company without a penalty, (ix) other executory contract or agreement involving consideration in excess of $100,000 not terminable by the Company without a penalty, (x) collective bargaining agreement, (xi) "standstill" or similar agreement, (xii) to the extent material to the business or financial condition of the Company and its subsidiaries, taken as a whole, (A) product design or development agreement,
(B) consulting agreement, (C) indemnification contract, (D) license or royalty agreement, (E) merchandising, sales representative or distribution agreement or
(F) contract granting a right of first refusal or first negotiation, and (xiii) commitment or agreement to enter into any of the foregoing (the contracts, agreements and other documents required to be listed on Section 2.10(a) of the Company Disclosure Schedule, together with any such agreements or contracts entered into in accordance with Section 4.1, each a "Material Contract"). The Company has heretofore made available to Purchaser true and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.

           (b) Each of the Material Contracts is enforceable in accordance with its terms by the Company and its subsidiaries party thereto, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (together, the "Bankruptcy and Equity Exception"). Neither the Company nor any of its subsidiaries is in default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its subsidiaries party thereto, except for such defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as separately identified in Section 2.10(b) of the Company Disclosure Schedule, no approval or consent of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions.

           2.11 Tax Matters.

           (a) Each of the Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns (as hereinafter defined) required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a subsidiary of the Company, have been timely paid.

           (b) The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries.

           (c) The Federal income Tax Returns of the Company and each of its subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1995. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

           (d) Neither the Company nor any of its subsidiaries has any obligation under any agreement (either with any Person or any taxing authority) with respect to Taxes.

           (e) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

           (f) Neither the Company nor any of its subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

           (g) Except as set forth on Schedule 2.11(g) of the Disclosure Schedule, no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its subsidiaries and no written notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Tax audit that could be material and adverse to the Company or any of its subsidiaries for any period after the Purchase Date. Neither the Company nor any of its subsidiaries has any outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes.

           (h) No claim has been made by a taxing authority in a jurisdiction where the Company or a subsidiary of the Company does not file a Tax Return that the Company or a subsidiary of the Company is or may be subject to taxation in that jurisdiction.

           (i) Neither the Company nor any of its subsidiaries is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

           (j) The Company has made available to Purchaser true and complete copies of (i) all income and franchise Tax Returns of the Company and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any subsidiary of the Company.

           (k) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries except for Liens for Taxes not yet due and payable.

           (l) All material Taxes required to be withheld by the Company or any of its subsidiaries have been withheld and duly and timely paid to the proper taxing authority.

           (m) For purposes of this Agreement: (1) "Taxes" shall mean taxes of any kind (including but not limited to those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any several liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group; and (2) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           2.12 Employee Benefits and Labor Matters.

           (a) Section 2.12(a) of the Company Disclosure Schedule sets forth a true and complete list of: all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its subsidiaries (the "Employees") (the "Company Plans"). Neither the Company nor any of its affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b),
(c), (m) or (o) of the Code ("ERISA Affiliate") or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder within the last six years maintains, sponsors, contributes or is or has been obligated to contribute to any "employee pension plans", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code (the "Title IV Plans") or to any multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA ("Multiple Employer Plans").

           (b) True, current and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

           (c) Except as set forth on Section 2.12(c) of the Company Disclosure Schedule, the Company Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

           (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

           (e) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

           (f) Section 2.12(f) of the Company Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company or any subsidiary of the Company under each unfunded Company Plan, which is a "pension plan" (within the meaning of Section 3(2) of ERISA).

           (g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Purchase Date which are not yet due will have been paid or sufficient accruals for such contributions and other payments, to the extent required by GAAP have been duly and fully provided for on the most recent consolidated balance sheet of the Company included in the filed SEC Documents. No accumulated funding deficiencies exist in any of the Company Plans subject to
Section 412 of the Code.

           (h) No liability under any Company Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

           (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor, to the knowledge of the Company, are there facts which could form the basis for any such claim or lawsuit.

           (j) There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Company Plans.

           (k) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the date hereof.

           (l) Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

           (m) None of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

           (n) Except as set forth on Section 2.12(n) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or any of its subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

           (o) The Company has no contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

           (p) No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.

           (q) Any individual who performs services for the Company or its subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or a subsidiary of the Company for federal income tax purposes by the Company is not an employee for such purposes.

           (r) Except as set forth on Section 2.12(r) of the Company Disclosure
Schedule: (i) none of the Employees is represented in his or her capacity as an employee of the Company or its subsidiaries by any labor organization; (ii) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees;
(iii) there is no union organization activity involving any of the Employees pending or, to the knowledge of the Company, threatened, nor has there been since February 3, 1998 any union representation efforts involving any of the Employees; (iv) there is no picketing pending or, to the knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees pending or, to the knowledge of the Company, threatened; (v) there are no complaints, charges or claims against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened, which could be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its subsidiaries, of any individual; (vi) the Company and its subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance; and (vii) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its subsidiaries since February 3, 2002.

           2.13 Environmental and Health and Safety Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its subsidiaries is, and has been, in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes the possession, maintenance, and compliance with all permits, licenses, authorizations or similar approvals required by Environmental Laws and (ii) there is no investigation, suit, claim, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any real property owned, operated or leased by the Company or any of its subsidiaries relating to or arising under Environmental Laws;
(iii) to the knowledge of the Company, neither the Company nor any of its subsidiaries has received any notice of or entered into or assumed by contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws;
(iv) the Company is not aware of any facts, circumstances or conditions relating to the operations of the Company or any subsidiary or any real property currently or formerly owned, operated or leased by or for the Company that could reasonably be expected to result in the Company or subsidiaries incurring liabilities, losses or damages under Environmental Laws; (v) the transactions contemplated by this Agreement does not trigger or otherwise require compliance with the Industrial Site Recovery Act, 13 N.J. Sta. Ann. ss.13:1K-6 and (vi) the Company has made available to Purchaser copies of any environmental, health and safety assessments, audits, investigation or similar reports relating to the Company any subsidiary or any real property owned, operated or leased by the Company or any subsidiary. For purposes of this Agreement: "Environmental Laws" means all applicable Laws pertaining to the environment, preservation or reclamation of natural resources, or to human health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto, and any analogous state or local laws.

           2.14 Properties; Real Estate; Intellectual Property.

           (a) Each of the Company and its subsidiaries (i) has good and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed SEC Documents as being owned by the Company or one of its subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are reflected in the Filed SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed SEC Documents and (z) such other imperfections or irregularities of title or other Liens as do not, individually or in the aggregate, materially affect the value or use of the properties or assets subject thereto or otherwise materially impair business operations, and
(ii) is the lessee, sublessee, sub-sublessee or sublandlord of all leasehold estates and leasehold interests reflected in the Filed SEC Documents (or acquired after the date thereof) as more particularly set forth on Section 2.14(a) of the Company Disclosure Schedule (each a "Real Property Lease" and collectively, the "Real Property Leases", however, the leasehold estates and leasehold interests whereby the Company or its subsidiaries is the sublandlord shall also be referred to hereinafter as the "Sublease"), which schedule shall list all material lease related documentation including, without limitation, all leases, amendments, assignments, letter agreements, modifications, supplements, commencement agreements, subleases and prime lease agreements, if applicable, that the Company or any of its subsidiaries have executed, received, or of which the Company or any of its subsidiaries otherwise have knowledge(collectively referred to hereinafter as the "Real Property Lease Documentation").

           (b) (i) There is no real property owned in fee by the Company or its subsidiaries.

               (ii) Each of the Real Property Leases and Subleases are in full force and effect and neither the Company nor any of its subsidiaries, nor, to the Company's knowledge, any other party to any of the Real Property Leases or Subleases, have exercised any termination rights with respect thereto. Except where such defaults are immaterial, (a) neither the Company nor any of its subsidiaries have received or given any notice of any default under the Real Property Leases or Subleases, (b) no default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its subsidiaries under any of the Real Property Leases or Subleases has occurred and is continuing, and (c) to the Company's knowledge no other party to a Real Property Lease or Sublease is in default thereof.

               (iii) All rent and other sums and charges due and payable by the Company and its subsidiaries as tenants, subtenant or sub-subtenants (each a "Tenant" and collectively, "Tenants") under the Real Property Leases have been paid. Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, all of the personal property, fixtures and improvements included on or in all properties leased pursuant to the Real Property Leases (each a "Leased Real Property and collectively, the "Leased Real Properties") by the Company or its subsidiaries are in good operating condition and repair and are in a satisfactory condition for the continued use of the Leased Real Properties in the ordinary course of business consistent with past practices; reasonable wear and tear excepted.

               (iv) Section 2.14(a) of the Company Disclosure Schedule is a true, correct and complete list of all Real Property Leases and all other Real Property Lease Documentation and the Company has delivered to Purchaser true, correct and complete copies of each Real Property Lease and all Real Property Lease Documentation (except for such prime leases, and amendments thereto, and other documents noted on Section 2.14(a) of the Company Disclosure Schedule as missing, copies of which have been or will be requested by the Company from the landlords in accordance with the provisions of Section 4.8 herein).

               (v) Except for the dispute and litigation at the East Hanover, NJ store which is described in more detail on Section 2.14(a) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened, disputes or , legal, administrative, arbitral or other proceeding, claim, suit or action arising from, or relating to the Real Property or the Real Property Leases.

               (vi) The Company and its subsidiaries hold all material Permits with respect to the use and occupancy of the Leased Real Property, except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Leased Real Property and the current use and operation thereof by the Company and its subsidiaries do not violate any Permits, except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (vii) There does not exist any actual or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any of its or its subsidiaries' Leased Real Properties or any part thereof, except where such condemnation or eminent domain proceeding has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (viii) Neither the Company nor any of its subsidiaries have received any written notice from any insurance company that has issued a policy with respect to any of Leased Real Property requiring performance of any material repairs or alterations to such Leased Real Property.

               (ix) Other than option rights contained in the Real Property Leases, neither the Company nor any or its subsidiaries own or hold, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

               (x) Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, there are no unpaid commissions or fees due or payable and no obligation to pay or fund any construction or completion of improvements under any Real Property Lease or Sublease.

               (xi) Except for the premises subleased under the Subleases, each of the Real Property Leases covers the entire estate it purports to cover, and, upon the consummation of the transactions contemplated hereby, will entitle Purchaser to the exclusive use, occupancy and possession of the Leased Real Property specified therein for the purposes such Leased Real Property is now being used.

               (xii) Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, each Real Property Lease subject to a superior lease or an underlying mortgage, deed of trust or other security interest affecting the landlord's, sublandlord's or fee owner's interest in the Real Property Lease is subject to a non-disturbance agreement, a copy of which has been provided to

Purchaser or, as noted on Section 2.14(a) of the Company Disclosure Schedule as missing, fully executed copies of which have been requested by the Company from the landlords thereunder.

               (xiii) With respect to the Subleases, (a) all rent and other sums and charges payable by Tenants under the Subleases are current; and (b) neither rent or any other sums and charges payable by Tenants under the Subleases, nor any other material item payable by any Tenant under any Sublease has been prepaid for more than one month in advance.

           (c) As used herein, the term (i) "Intellectual Property" shall mean all patents, patent applications, provisional patent applications, reissues, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other source identifiers, including registrations and applications for the registration thereof; copyrights (including without limitation, copyrights in computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the Laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing; and (ii) "Company Intellectual Property" shall mean the Intellectual Property used in connection with the business of the Company or any of its subsidiaries or owned or held for use by the Company or any of its subsidiaries.

           (d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use and transfer such rights as it has in and to all the Company Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The use of the Company Intellectual Property by the Company and its subsidiaries and the operation of the Company's or its subsidiaries' businesses does not constitute an infringement or misappropriation of any valid third party Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any written notice from any Person since January 1, 2000 that the use of any of the Company Intellectual Property or the operation of the Company's or its subsidiaries' businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of any Person.

           (e) Except as set forth in Section 2.14(e) of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending claims by the Company or any of its subsidiaries alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the knowledge of the Company, is there any basis for such a claim.

           2.15 Opinion of Financial Advisor. The Board of Directors of the Company has received the Fairness Opinion and the Company has delivered to Purchaser a true and complete copy of the Fairness Opinion.

           2.16 Finders or Brokers. Other than Morgan Joseph, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to the Company as follows:

           3.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

           3.2 Authority. Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, have been duly authorized and approved by both of its Voting Members and no other limited liability company action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           3.3 Consents and Approvals; No Violations.

           (a) Except for (i) the filing with the SEC of the Offer Documents and a Information Statement in definitive form relating to the Opt Out, the filing with the ODS of the Form 041 and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of The Nasdaq Stock Market, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Purchaser of the Transactions except as would not reasonably be expected to prevent or materially delay Purchaser's performance of their respective material obligations under this Agreement.

           (b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the Transactions, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of formation or operating agreement of Purchaser or (ii) assuming that the authorizations, consents, approvals and filings referred to in Section 3.3(a) are obtained and made, violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Purchaser or any of its subsidiaries or any of their respective properties or assets.

           3.4 Offer Documents; Schedule 14D-9; Form 041; Information Statement. Subject to the accuracy of the representations and warranties of the Company set forth in Section 2.9, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Purchaser for inclusion in the
Schedule 14D-9 or the Form 041 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to shareholders of the Company or at the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Purchaser for inclusion in the Information Statement will not, on the date the Information Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the effectiveness of the Opt Out, omit to state any material fact necessary to correct any statement in the earlier communication with respect to the Opt Out which shall have become false or misleading in any material respect. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents.

           3.5 Financing. Attached as Exhibit A hereto is a copy of a stand-by letter of credit in favor of Purchaser, which letter of credit provides for a draw up to $30 million by Purchaser upon the issuance by Purchaser of a demand certificate (the "Demand Certificate") certifying that (i) all the conditions set forth on Annex A have been satisfied and not waived, (ii) the amounts required to be funded by Ascend Retail Investment LLC ("ARI") pursuant to the Financing Agreement between Purchaser and ARI of even date herewith have not been funded and (iii) the Purchase Date has occurred (the "Letter of Credit").

           3.6 Finders or Brokers. Except for Peter J. Solomon Company Limited, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its subsidiaries.

           3.7 Corporate Operations. Purchaser directly or indirectly owns and operates approximately 14 stores.

           3.8 Financials. Purchaser has provided the Company with a true and correct copy of the audited consolidated balance sheet, statement of income and cash flow of Purchaser and its subsidiaries for the year ending at and on December 31, 2002.

                ARTICLE IV - ADDITIONAL COVENANTS AND AGREEMENTS

           4.1 Conduct of Business. (a) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Purchase Date, or the earlier termination of this Agreement in accordance with Article V unless Purchaser otherwise agrees in writing, the Company shall, and shall cause each of its subsidiaries to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that such goodwill and ongoing business shall be unimpaired at the Purchase Date and (z) keep in full force and effect all material insurance policies maintained by the Company and its subsidiaries, other than changes to such policies made in the ordinary course. Without limiting the generality of the foregoing, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on
Section 4.1 of the Company Disclosure Schedule, or (iii) as required by applicable Laws, during the period from the date of this Agreement to the Purchase Date, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Purchaser:

               (i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (x) the Company may issue shares of Company Common Stock upon the exercise of Options that are outstanding on the date hereof and in accordance with the terms thereof and (y) capital stock, voting securities or equity interests of the Company's subsidiaries may be issued to the Company or a direct or indirect wholly owned subsidiary of the Company; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect wholly owned subsidiary of the Company to its parent); or (D) amend or waive any of its rights under, or except as automatically provided in the Stock Plan, accelerate the vesting under, any provision of the Stock Plan or any agreement evidencing any outstanding Option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement (complete copies of which have been made available to Purchaser);

               (ii) incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement), other than (A) borrowings by the Company in the ordinary course of business under the Company's existing credit facility listed on Section 2.10(a) of the Company Disclosure Schedule and guarantees of such borrowings issued by the Company's subsidiaries to the extent required under the terms of such credit facility, and (B) borrowings from the Company by a direct or indirect wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice;

               (iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of subsidiaries) to any Person, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to contracts or agreements in force at the date of this Agreement and listed on Section 4.1(a)(iii) of the Company Disclosure Schedule, complete copies of which have been made available to Purchaser, or (C) disposition of obsolete or worthless assets;

               (iv) except for the purpose of effecting repairs in the ordinary course of business (which are contemplated to include the replacement of an HVAC system in a Manhattan store) or those capital expenditures associated with the store opening plans for Ewing, New Jersey (which capital expenditures shall not exceed the budgeted amount of $365,000), make any capital expenditures (including, without limitation, no capital expenditures to remodel or refixture any stores);

               (v) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division (other than acquisitions of inventories, supplies and raw materials for operations in the ordinary course of business consistent with past practice, and capital expenditures to the extent permitted under clause (iv) above);

               (vi) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned subsidiary of the Company in the ordinary course;

               (vii) (A) enter into, terminate or amend any Material Contract, other than in the ordinary course of business consistent with past practice, terminate or amend any existing Real Property Lease without the consent of Purchaser, which consent shall not be unreasonably withheld (it being understood that the Purchaser shall not be required to consent to any increase in rent or the term of any such lease) or enter into any new Real Property Lease, other than as part of the Company's store opening plans for Manalapan and Ewing, New Jersey; (B) enter into or extend the term or scope of any contract or agreement that purports to restrict the Company or any subsidiary from engaging in any line of business or in any geographic area, (C) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (D) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

               (viii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or affiliate, other than (A) as required pursuant to applicable Law or the terms of agreements in effect on the date of this Agreement (complete copies of which have been made available to Purchaser) set forth on Section 4.1(a)(viii) of the Company Disclosure Schedule and
          (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

               (ix) make any material Tax election or settle or compromise any material Tax liability or agree to an extension of a statute of limitations for Taxes;

               (x) make any changes in financial or tax accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law;

               (xi) amend the Company Charter Documents or the Subsidiary Documents;

               (xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned subsidiaries of the Company);

               (xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of other liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

               (xiv) settle or compromise any material litigation or proceeding;

               (xv) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the representations or warranties of the Company set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue and (B) that are not so qualified to be untrue in any material respect; and

               (xvi) purchase directors' and officers' liability insurance except in the ordinary course of business consistent with past practice; provided, however, that the Company may spend up to $450,000 to purchase "tail" coverage providing directors' and officers' liability insurance covering acts or omissions occurring prior to the Purchase Date with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy.

           (b) Purchaser agrees that, during the period from the date of this Agreement until the Purchase Date, or the earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be agreed in writing by the Company, Purchaser shall not, and shall not permit any of its subsidiaries to, take any action or agree, in writing or otherwise, to take any action which would cause any of the representations or warranties of Purchaser set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue and (B) that are not so qualified to be untrue in any material respect.

           (c) During the period from the date of this Agreement until the Purchase Date, or the earlier termination of this Agreement in accordance with
Article V, the Company shall, and shall cause each of its subsidiaries to, consult with Purchaser regarding opportunities of the Company to purchase goods at a volume discount in a quantity greater than the Company anticipates needing for its retail purposes, in order to permit both Purchaser and the Company to jointly purchase such goods in order to realize the volume discount; provided, however, that a breach by the Company of the foregoing provisions shall not give rise to a default under this Agreement enabling Purchaser to terminate this Agreement.

           (d) During the period from the date of this Agreement until the Purchase Date, or the earlier termination of this Agreement in accordance with
Article V, the Company shall, and shall cause each of its subsidiaries not to, make any inventory purchase except in the ordinary course of business consistent with past practice; provided, however, that the Company shall consult with Sam Friedland or such other person as may be designated in writing by Purchaser ("Purchaser's Designee") prior to making any purchase or series of related purchases of inventory, health insurance, medical insurance and dental insurance that exceed, individually or in the aggregate, $200,000 and, provided, further, that if Purchaser's Designee objects in writing to any such purchase or series of related purchases in excess of $200,000, the Company shall not, and shall cause its subsidiaries not to, effect such purchase or related series of purchases unless such purchase or purchases have been approved by the Company's Board of Directors or a duly authorized committee thereof..

           4.2 No Solicitation by the Company.

           (a) The Company shall immediately cease, and shall cause its subsidiaries and the Company's and its subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives to cease, any discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and use its reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties by the Company or its representatives that are still in the possession of such Persons. The Company shall not, and shall cause its subsidiaries and the Company's and its subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage the initiation of (including by way of furnishing information that has not been previously publicly disseminated) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, or assist or facilitate, any Takeover Proposal; provided, however, that if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that in the opinion of the Board of Directors of the Company could lead to a Superior Proposal, then the Company may, in response to such Takeover Proposal and after providing Purchaser written notice of its intention to take such actions, (A) furnish information with respect to the Company to the Person making such

Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the confidentiality agreement entered into with Purchaser), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Purchaser of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Purchaser all such information not previously provided to Purchaser, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal.

           (b) In addition to the other obligations of the Company set forth in this Section 4.2, the Company shall promptly advise Purchaser, orally and in writing, and in no event later than two (2) business days after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal and, if the Company shall have received a proposal or offer (but not an inquiry or other contact) with respect to a Takeover Proposal (whether or not binding), the Company shall, in any such notice to Purchaser, indicate the identity of the Person making such proposal or offer and the terms and conditions of the proposal or offer (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal or offer), and thereafter shall keep Purchaser informed, on a reasonably current basis and in reasonable detail, of all material developments affecting the status and terms of any such proposal or offers (and the Company shall provide Purchaser with copies of any additional written materials received that relate to such proposals or offers) and of the status of any such discussions or negotiations.

           (c) Except as expressly permitted by this Section 4.2(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors described in the first sentence of Section 1.2(a) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) cause or authorize the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, acquisition, purchase or merger agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 4.2(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify its recommendation described in Section 1.2(a), or recommend a Takeover Proposal, (x) if such Board receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and the Board determines in good faith constitutes a Superior Proposal, and (y) the Company, in response to such Superior Proposal, enters into a Company Acquisition Agreement with respect to such Superior Proposal, but only if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 5.1(c)(ii) and prior thereto paid the Termination Fee required pursuant to Section 5.3, but only after the second business day following Purchaser's receipt of written notice from the Company advising Purchaser that the Board of Directors of the Company is prepared to enter into a Company Acquisition Agreement with respect to such Superior Proposal and terminate this Agreement, and only if, during such two business day period, the Company and its representatives shall have negotiated in good faith with Purchaser and Purchaser's representatives to make such adjustments in the terms of this Agreement as would enable Purchaser to proceed with the transactions contemplated by this Agreement on such adjusted terms and, at the end of such two business day period, after taking into account any such adjusted terms as may have been proposed by Purchaser since its receipt of such written notice, the Board of Directors of the Company has again in good faith made the determination referred to above in clause (x).

           (d) For purposes of this Agreement:

               "Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Purchaser and its subsidiaries) relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its subsidiaries (including securities of subsidiaries, but excluding sales of inventory in the ordinary course of business) equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or involving any subsidiary (or subsidiaries) or any assets of the Company and its subsidiaries equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable; in each case, other than the Transactions.

               "Superior Proposal" means a bona fide written proposal obtained not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 96% or more of the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith to be more favorable to the Company's constituencies that may be considered by the directors under Section 1701.59(E) of the OGCL than the Offer, and the other Transactions.

           (e) Nothing in this Section 4.2 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act.

           4.3 Reasonable Best Efforts.

           (a) Subject to the terms and conditions of this Agreement, the Company and Purchaser shall each cooperate with the other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions. Subject to applicable Laws relating to the exchange of information, the Company and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its subsidiaries or Purchaser and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions.

           (b) In furtherance and not in limitation of the foregoing, the Company and Purchaser shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

           4.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Purchaser and the Company. Thereafter, except as may be required by Law or in the case of the Company, Nasdaq as determined in the good faith judgment of the party proposing to make such release, neither the Company nor Purchaser shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

           4.5 Access; Confidentiality. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser, during normal business hours during the period prior to the Purchase Date or earlier termination of this Agreement, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel, financial advisors and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request; provided that no investigation shall affect or modify any representation or warranty of the Company. In order to assure a smooth integration of the Company's operations following the Purchase Date, Purchaser will be permitted at its own expense to have up to three (3) of its representatives to be stationed at the Company's offices in Ohio and New Jersey to become trained on and familiar with the Company's existing information systems. Until the Purchase Date, the information provided will be (i) used solely in connection with the Transactions and (ii) subject to the terms of the Confidentiality Agreement dated as January 6, 2003 between Purchaser and the Company (the "Confidentiality Agreement").

           4.6 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of
(i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company or Purchaser, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not (x) (nor shall any information provided pursuant to Section 4.5) be considered in determining whether any representation or warranty is true for purposes of Section 5.1 or the conditions to the Offer,
(y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice.

           4.7 Director and Officer Indemnification and Insurance.

           (a) From and after the Purchase Date, the Company shall indemnify and hold harmless the individuals who at or prior to the Purchase Date were directors or officers of the Company or subsidiaries of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or such subsidiaries at any time prior to the Purchase Date, to the fullest extent (A) permitted by the Company Charter Documents and the Subsidiary Documents of such subsidiaries as currently in effect and (B) permitted under applicable Law.

           (b) An Indemnitee shall notify the Company in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought, provided that the failure to provide such notice shall not relieve the Company of its obligations under this Section 4.7 except to the extent that it is materially prejudiced as a result of such failure. The Company shall have the right, but not the obligation, to control the defense of, including the investigation of, and corrective action required to be undertaken in response to, any litigation, claim or proceeding (each, a "Claim") relating to any acts or omissions covered under this Section 4.7 with counsel selected by the Company, which counsel shall be reasonably acceptable to the Indemnitee (and, if the Company shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the Indemnitee); provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense. Notwithstanding anything to the contrary, in no event shall the Company be liable for any settlement or compromise effected without its written consent.

           (c) In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under applicable Law, the applicable Company Charter Documents and Subsidiary Documents as the case may be, shall be made by independent legal counsel selected by the Company and reasonably acceptable to the Indemnitee; provided that nothing in this Section 4.7 shall impair any rights of any current or former director or officer of the Company or such subsidiaries, including pursuant to the respective Company Charter Documents and the Subsidiary Documents of such subsidiaries, under applicable Law or otherwise.

           (d) Each of the Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

           (e) The obligations of the Company under this Section 4.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 4.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 4.7 applies shall be third party beneficiaries of this Section 4.7). The provisions of this Section 4.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

           (f) In the event that the Company or any of its successors or assigns
(i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 4.7.

           4.8 Consents, Missing Documents, Disputes and Estoppels. On or prior to the Purchase Date, the Company and its subsidiaries (i) shall use reasonable efforts to obtain a consent from the landlord and sublandlord, if applicable, under each Real Property Lease, which is necessary to consummate the Transactions or is required to assign such Real Property Lease in connection with the Transactions, as more particularly set forth on Section 4.8 of the Company Disclosure Schedule; (ii) shall use reasonable efforts to obtain from the applicable landlords copies of the documents listed on Section 2.14(a) of the Company Disclosure Schedule as missing (the "Missing Documents") and shall deliver same to Purchaser promptly after receipt, (iii) shall, with respect to the dispute and litigation at the East Hanover store, not renew the existing lease for such store nor enter into any agreement with the landlord at such store, including without limitation, any lease or other occupancy agreement, without Purchaser's prior consent, and (iv) shall use reasonable efforts to obtain estoppel certificates from the landlord and sublandlord, if applicable, under each Real Property Lease (a) setting forth that the lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and whether any options granted to Tenant pursuant to the provisions of the lease have been exercised, (b) certifying the dates to which the fixed rent and additional rent have been paid and the amounts thereof, (c) stating whether or not, to the best knowledge of the landlord, either party is in default in performance of any of its obligations under the lease, and, if so, specifying each such default of which the landlord may have knowledge and (d) setting forth the commencement date and the expiration date of the lease.

           4.9 Approval by Independent Directors. Prior to the third anniversary of the Purchase Date, Purchaser shall not, and shall cause its affiliates not to, effect any merger, consolidation or other business combination with the Company or any of its subsidiaries unless (i) such transaction shall have been approved by a special committee of the Company's Board of Directors, which committee consists solely of Independent Directors and (ii) a favorable opinion shall have been received from an investment banking firm retained by the special committee as to the fairness of such transaction from a financial point of view to the shareholders of the Company.

           4.10 Non-Distribution of Assets. During the period from the date of this Agreement until the Purchase Date, or the earlier termination of this Agreement in accordance with Article V, Purchaser shall not generally liquidate its assets or make distributions to its members other than distributions sufficient to fund any payment by its Members of taxes attributable to the business of Purchaser.

           4.11 Certification. The Company will provide the certification set forth in Treasury Regulation Section 1.897-2(g)(1)(ii) certifying that it is not a U.S. real property holding company.

                            ARTICLE V - TERMINATION

           5.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Purchase Date, whether before or after the effectiveness of the Opt Out:

           (a) By the mutual written consent of the Company and Purchaser duly authorized by the respective Boards of Directors of the Company and both the Voting Members of the Purchaser.

           (b) By either of the Company or Purchaser:

                (i) if any Governmental Entity shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Offer or making the Offer illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Offer and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 5.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement (including
Section 4.3);

                (ii) if the Offer shall have expired or terminated pursuant to its terms without any Shares being purchased therein, provided, that the right to terminate this Agreement under this Section 5.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of Purchaser to purchase Shares in the Offer; or

                (iii) the Purchase Date has not occurred by the Walk-Away Date (unless extended, in writing, by the parties); provided that the right to terminate this Agreement under this Section 5.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of Purchaser to purchase Shares in the Offer.

           (c) By the Company:

                (i) if Purchaser or any of its affiliates shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that the Company may not terminate this Agreement pursuant to this
Section 5.1(c)(i) if the Company is in material breach of this Agreement;

                (ii) if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with
Section 4.2, provided that (x) prior thereto or simultaneously therewith the Company shall have paid or cause to be paid the Termination Fee to Purchaser in accordance with Section 5.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Purchaser) and (y) the Company shall also have complied with all the other requirements of Section 4.2; or

                (iii) if (A) the representations and warranties of Purchaser set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except
(x) for changes specifically permitted by this Agreement or (y) where failure to be true and correct (without giving effect to any limitation as to "materiality" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (B) Purchaser shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) cannot be cured or has not been cured by the earlier of (I) the next scheduled expiration date of the Offer pursuant to Section 1.1 and (II) ten days after Purchaser receives notice of such inaccuracy, breach or failure.

           (d) By Purchaser if (i) any of the conditions set forth in paragraphs
(a) through (e) of Annex A hereto shall exist, (ii) either the Opt Out Condition contained in paragraph (f) of Annex A hereto or the Forbearance Condition contained in paragraph (h) of Annex A hereto shall exist on the Walk-Away Date or (iii) the Board Representation Condition contained in paragraph (g) of Annex A, shall exist at the time Purchaser would otherwise be required to accept for payment shares tendered in the Offer in accordance with the terms of the Offer.

           5.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 5.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 4.5 and the provisions of the Confidentiality Agreement (subject to its terms), Sections 5.2, 5.3 and Article VI, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or the Company or their respective directors, officers and affiliates, except (i) the Company may have liability as provided in Section 5.3, and (ii) nothing contained herein shall relieve any party from liability for any breach of this Agreement prior to such termination. In the event of termination of this Agreement pursuant to Section 5.1 prior to the expiration of the Offer, Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder.

           5.3 Expenses; Termination Fee.

           (a) Except as provided in this Section 5.3, all fees and expenses incurred by the parties in connection with this Agreement and the Transactions shall be borne solely and entirely by the party that incurred such fees and expenses, irrespective of whether or not the Transactions are consummated. In the event that this Agreement is terminated by (i) the Company pursuant to
Section 5.1(c)(ii) hereof, or (ii) by Purchaser pursuant to Section 5.1(d) hereof as a result of the existence of the conditions set forth in paragraph (e) or (g) of Annex A hereto, then in any such event, the Company shall pay to Purchaser a termination fee equal to 5% of the purchase consideration that would have been paid in the Offer if the Maximum Amount had been tendered (the "Termination Fee") plus Expenses as defined in Section 5.3(d).

           (b) The payment of the Termination Fee required to be made pursuant to Section 5.3(a) shall be made to Purchaser promptly following termination of this Agreement (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and the payment of Expenses shall be made to Purchaser not later than two business days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Purchaser (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Purchaser.

           (c) In the event that the Company shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 5.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank from time to time, in the City of New York, as such bank's Prime Lending Rate. In addition, if the Company shall fail to pay such fee and/or Expenses, as the case may be, when due, the Company shall also pay to Purchaser all of Purchaser's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. The Company acknowledges that the Termination Fee, Expenses and the other provisions of this Section 5.3 are an integral part of the Transactions and that, without these agreements, Purchaser would not enter into this Agreement.

           (d) As used herein, "Expenses" shall mean all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants and investment bankers to a party hereto and its affiliates), up to $500,000 in the aggregate, incurred by Purchaser or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, and all other matters related to the Offer and the other Transactions.

           (e) Other than any Taxes imposed upon a holder of Shares or Options, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including
(i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees).

                           ARTICLE VI - MISCELLANEOUS

           6.1 No Survival of Representations and Warranties; etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Purchase Date or, except as otherwise provided in Section 5.2, upon the termination of this Agreement pursuant to Section 5.1, as the case may be, except that the agreements set forth in Sections 1.7, 4.7 and 4.9 and any other agreement in this Agreement which contemplates performance after the Purchase Date shall survive the Purchase Date indefinitely and those set forth in Sections 5.2 and 5.3 and this
Article VI shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms and terminate as of the Purchase Date.

           6.2 Amendment or Supplement. At any time prior to the Purchase Date, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by shareholders of the Company, by written agreement of the parties hereto, by action taken by the Company's Board of Directors and the Voting Members of Purchaser. Notwithstanding the foregoing, following the Purchase Date, neither this sentence nor Sections 1.7, 4.7 and 4.9 may be amended.

           6.3 Extension of Time, Waiver, Etc. At any time prior to the Purchase Date, any party may (a) waive any inaccuracies in the representations and warranties of any other party hereto or (b)(i) extend the time for the performance of any of the obligations or acts of any other party hereto or (ii) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           6.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign to any affiliate of Purchaser all of its rights, interests and obligation under this Agreement, including without limitation, the right to assign the rights, interests and obligations relating to the Offer provided, however, that any such assignment shall not release Purchaser from any liability under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

           6.5 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

           6.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Annex A hereto, the Company Disclosure Schedule, the Principal Shareholders' Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of Sections 1.7, 4.7 and 4.9, is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

           6.7 Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof.

           (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Ohio or New York or in an Ohio or New York state court, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

           (c) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Ohio or New York or any Ohio or New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Ohio or New York.

           (d) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

           6.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                     If to Purchaser, to:

                               Amazing Savings Holding LLC
                               20 Industry Dr.
                               P.O. Box 25
                               Mountainville, NY 10953
                               Attention:  Sam Friedland
                               Facsimile:  (845) 534-4264

                     with a copy (which shall not constitute notice) to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, NY 10153
                               Attention:  David E. Zeltner
                               Facsimile:  (212) 310-8007

                     If to the Company, to:

                               Mr. Robert Horne
                               Chairman, Special Committee
                               c/o ZS Fund
                               54 Morris Lane
                               Scarsdale, NY  10583
                     with a copy (which shall not constitute notice) to:

                               Kahn Kleinman, L.P.A.
                               2600 Erieview Tower
                               1301 E. Ninth Street
                               Cleveland, OH 44114
                               Attention:  Marc H. Morgenstern, Esq.
                               or Michael A. Ellis, Esq.
                               Facsimile:  (216) 623-4912

                               and

                               Jones Day
                               North Point
                               901 Lakeside Avenue
                               Cleveland, OH  44114
                               Attention:  Charles W. Hardin, Jr.
                               Facsimile:  (216) 579-0212


or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           6.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           6.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

           6.11 Definitions; Construction.

           (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

           "AFFILIATE" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

           "BUSINESS DAY" shall mean any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 through 12:00 midnight Eastern time.

           "COMPANY MATERIAL ADVERSE EFFECT" shall mean (i) a state of facts, effect, event, change or occurrence which has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets or liabilities of the Company and its subsidiaries taken as a whole, it being understood that such events may include the commencement of any action, proceeding or litigation that would or that is reasonably likely to result in
(A) liability to the Company that would have a material adverse effect on its business, operations or financial condition or (B) the imposition of material limitations on the ability of Purchaser or any of its affiliates effectively to exercise full rights of ownership of the Shares or their ownership or operation of all or any material portion of the businesses and assets of the Company and its subsidiaries taken as a whole; provided, however, that a "Company Material Adverse Effect" shall not include any change, effect, event or occurrence (i) relating to the economy or capital or securities markets of the United States or any other region in general, including changes in the general retail environment, (ii) resulting from entering into this Agreement or the consummation of the Transactions contemplated hereby or the announcement thereof, (iii) relating to geopolitical events (including war or acts of terrorism, other than such acts that actually damage or destroy property of or premises leased by the Company) or (iv) relating to its business, financial condition or results of operations that has been disclosed in writing by the Company to Purchaser with specific reference to this definition prior to the date of this Agreement (including but not limited to, sales results through the period ending April 21, 2003 and earnings results through the period ending March 31, 2003.").

           "CREDIT FACILITY" shall mean the Amended and Restated Loan and Security Agreement dated February 11, 2002, as amended through the date hereof, by and among the Company and the Lenders.

           "GAAP" shall mean generally accepted accounting principles in the United States.

           "GOVERNMENTAL ENTITY" shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

           "KNOWLEDGE" shall mean, in the case of the Company, the actual knowledge of the Company's officers set forth on Section 6.11 of the Company Disclosure Schedule after reasonable inquiry and, in the case of Purchaser, the actual knowledge of Purchaser's senior executive officers after reasonable inquiry.

           "LENDERS" shall mean Whitehall Retail Finance, a division of Whitehall Business Credit Corporation, as agent for the Tranche A Lenders, Whitehall Retail Finance, as Collateral Agent, and the Tranche A Lenders (as defined in the Credit Facility).

           "OPTION" shall mean each option outstanding immediately prior to the Purchase Date (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock.

           "PERSON" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Entity.

           "PURCHASE DATE" shall mean the first date on which Purchaser accepts for payment Shares tendered and not withdrawn pursuant to the Offer.

           "STOCK PLAN" shall mean the Company's 1996 Stock Option Plan, as amended in 2002.

           "SUBSIDIARY" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more subsidiaries of such party or by such party and one or more subsidiaries of such party.

           "TRANSACTIONS" refers collectively to this Agreement and the transactions contemplated hereby, including the Offer and the Principal Shareholders' Agreement and the transactions contemplated thereby.

           "VOTING MEMBERS" shall have the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Purchaser.

           "WALK-AWAY DATE" shall mean August 31, 2003.

           The following terms are defined on the page of this Agreement set forth after such term below:

Agreement...............................................2
ARI................................................... 27
Balance Sheet Date.....................................12
Bankruptcy and Equity Exception........................16
Board Representation Condition..........................2
Chapter 1704............................................5
Company.................................................2
Company Charter Documents...............................8
Company Common Stock....................................2
Company Disclosure Schedule.............................8
Company Plans..........................................18
Confidentiality Agreement..............................36
Demand Certificate.....................................27
ERISA..................................................18
Exchange Act............................................3
Fairness Opinion........................................5
Filed SEC Documents....................................13
Form 041...............................................11
Information Statement...................................7
Laws...................................................14
Letter of Credit.......................................27
Liens...................................................9
Material Contract......................................15
Minimum Condition.......................................4
Morgan Joseph...........................................5
ODS....................................................11
Offer...................................................2
Offer Documents.........................................5
Offer Price.............................................2
OGCL....................................................5
Permits................................................14
Principal Shareholder...................................2
Principal Shareholders' Agreement.......................3
Proration Ratio.........................................6
Purchaser...............................................2
Schedule 14D-9..........................................6
SEC.................................................... 4
SEC Documents..........................................11
Securities Act..........................................9
Share...................................................2
Subsidiary Documents....................................9
Superior Proposal......................................34
Takeover Proposal......................................34
Taxes..................................................18
Termination Fee........................................41

           (c) As used in this Agreement, "INCLUDING" shall mean "including, without limitation."

           (d) Any reference in this Agreement to words imparting the singular shall include the plural and vice versa.

           (e) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                            [signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        AMAZING SAVINGS HOLDING LLC


                                        By:  /s/ Sam Friedland
                                           -------------------------------------
                                           Name:  Sam Friedland
                                           Title: President


                                        ODD JOB STORES, INC.


                                        By:  /s/ Stephen A. Furner
                                           -------------------------------------
                                           Name: Stephen A. Furner
                                           Title: Chief Executive Officer

                                                                         ANNEX A
                                                                         -------

                             Conditions to the Offer
                             -----------------------

           The capitalized terms used in this Annex A have the meanings set forth in the Agreement to which this Annex A is attached.

           Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer, or (ii) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing:

           (a) there shall be any Law, injunction, judgment, ruling, order or decree enacted, issued, promulgated or entered by any Governmental Entity or any third party that would (i) restrain, enjoin, prevent, prohibit or make illegal
(A) the acceptance for payment, payment for or purchase of some or all of the Shares by Purchaser or the consummation of the Transactions, or (B) Purchaser's or any of its affiliates' ownership or operation of all or any material portion of the businesses and assets of the Company and its subsidiaries taken as a whole;

           (b) (i) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) (A) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in all material respects at and as of the expiration of the Offer as if made on such date, other than those representations and warranties that (1) address matters only as of a particular date which are true and correct as of such date and (2) are qualified as to "materiality" or "Company Material Adverse Effect" which representation must be true in all respects, or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, which breach or failure has not been cured prior to the expiration of the Offer;

           (c) any Principal Shareholder shall have in any material respect breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Principal Shareholders' Agreement;

           (d) the Agreement shall have been terminated in accordance with its terms;

           (e) the Board of Directors of the Company or any committee thereof
(i) shall have withdrawn or modified, in a manner adverse to Purchaser, its approval or recommendation of any of the Transactions or (ii) shall have approved or recommended to shareholders of the Company a Takeover Proposal;

           (f) the Opt Out shall not be effective under the OGCL and Rule 14c-2 under the Exchange Act (the "Opt Out Condition");

           (g) Persons designated by Purchaser shall not constitute a majority of the members of the Board of Directors of the Company upon acceptance for payment of shares tendered in the Offer or more than two persons who were directors immediately prior to such acceptance for payment shall continue as members of the Board of Directors of the Company (the "Board Representation Condition"); or

           (h) The Lenders shall not have entered into a forbearance agreement with the Company pursuant to which they shall agree to forebear from exercising any remedies or taking any action to collect the obligations owed by the Company to the Lenders under the Credit Facility and to continue to provide liquidity to the Company under the Credit Facility consistent with past practice until August 31, 2003 unless the Purchaser is otherwise satisfied in its reasonable discretion that the Lenders have not sought to, and do not have the right to, exercise any remedies or take any action to collect the obligations owed by the Company to the Lenders under the Credit Facility and have provided, and are obligated to continue to provide, liquidity to the Company under the Credit Facility consistent with past practice until August 31, 2003 (the "Forbearance Condition").

           The foregoing conditions are for the sole benefit of Purchaser and may be asserted it regardless of the circumstances giving rise to such conditions or may be waived by Purchaser, in whole or in part at any time and from time to time in the sole discretion of Purchaser (except for any conditions which, pursuant to Section 1.1 of the Agreement, may only be waived with the Company's consent). The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

           If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering shareholders.



                                      A-2